Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2025, relating to the financial statements of Rallybio Corporation, appearing in the Annual Report on Form 10-K of Rallybio Corporation for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
May 9, 2025